SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

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☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material under Rule 14a-12

HF FINANCIAL CORP.

(Name of Registrant as Specified in its Charter)

PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth R. Lashley
Dr. Robin Lashley
John W. Palmer
PL Capital Defined Benefit Pension Plan

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐           Fee paid previously with preliminary materials.

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Filed by PL Capital Group

A copy of a press release issued by the PL Capital Group is attached as part of this filing of definitive additional solicitation materials under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

INDEPENDENT PROXY ADVISORY FIRM GLASS LEWIS SUPPORTS PL CAPITAL’S NOMINEE FOR THE BOARD OF HF FINANCIAL CORP.

December 1, 2011  Naperville, IL PR Newswire/ -- Glass, Lewis & Co. LLC, one of the nation’s leading independent proxy advisory firms, has published their analysis for the HF Financial Corp. (NASDAQ:HFFC) annual meeting.  Glass Lewis recommended that shareholders of HF Financial  vote to elect PL Capital Group’s nominee, John Palmer, to the board of HF Financial.

In its analysis Glass Lewis noted, “We believe that the Company’s recent financial performance and relative market valuations suggest that the Company has lagged its peers in recent periods.  In our view, these findings bolster the Dissidents arguments and lend credence to their suggestion that a change to the HFFC’s board structure may be warranted.”  The report added, “In our view, Mr. Palmer appears to have the requisite qualifications and business experience to serve as a director of the Company” and “In light of all the aforementioned factors, we believe that the Company and its shareholders could benefit from having a stronger shareholder voice on the board.”

The PL Capital Group is one of HF Financial’s largest outside shareholders, owning 8.2% of the common stock.

The annual meeting of HF Financial is currently scheduled for 2:00 pm Central Standard Time on December 13, 2011 at the Best Western Ramkota Inn, 3200 West Maple Street, Sioux Falls, South Dakota.

Shareholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. at (800) 859-8509, visit our website at www.dfking.com/hffc, or to contact the principals of PL Capital.

Contacts:	Richard Lashley	John Palmer
	PL Capital, LLC	PL Capital, LLC
	(973) 360-1666	(630) 848-1340
	RLashley@PLCapitalLLC.com	JPalmer@PLCapitalLLC.com
Important Information

PL Capital, LLC and its affiliates have nominated John W. Palmer as a nominee to the board of directors of HF Financial Corp. (the “Company”) and are soliciting votes for the election of Mr. Palmer as a member of the board (the “PL Capital Nominee”).  The PL Capital Group (whose members are identified below) has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominee at the Company’s 2011 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth R. Lashley; Dr. Robin Lashley; John W. Palmer; and the PL Capital Defined Benefit Pension Plan.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Shareholders may obtain current information regarding the participants and their interests in the definitive proxy statement that was filed by PL Capital Group with the SEC in connection with the Company’s 2011 Annual Meeting of Shareholders.